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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Rush Enterprises, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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555 IH 35 SOUTH
NEW BRAUNFELS, TX 78130

April 30, 2003

Dear Shareholder:

        On behalf of the Board of Directors, I cordially invite you to attend the 2003 Annual Meeting of the Shareholders of Rush Enterprises, Inc. The Annual Meeting will be held July 2, 2003, at the Plaza Club Frost National Bank Building, 21st Floor, San Antonio, TX 78205. The formal Notice of Annual Meeting is set forth in the enclosed material.

        The matters that we expect to act upon at the meeting are described in the attached Proxy Statement. Following the meeting, shareholders will have the opportunity to ask questions and comment on Rush Enterprises, Inc.'s operations.

        It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and return the enclosed proxy card promptly.

        We appreciate your investment in Rush Enterprises, Inc. and urge you to return your proxy card as soon as possible.

                      Sincerely,

                      W. Marvin Rush
                       Chairman of the Board and
                      Chief Executive Officer

RUSH ENTERPRISES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Rush Enterprises, Inc. (the "Company") will be held on July 2, 2003, at 10:00 a.m., Central Time, at the Plaza Club, Frost National Bank Building, 21st Floor, San Antonio, TX 78205, for the following purposes:

  •
  to elect five directors to serve until the next annual meeting of shareholders or until their successors are elected and qualified;

  •
  to consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2003; and

  •
  to consider and act upon any other matter which may properly come before the meeting or any adjournment thereof. The Board of Directors is presently unaware of any other business to be presented to a vote of the shareholders at the Annual Meeting.

        Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

        The Company's Board of Directors fixed the close of business on May 3, 2003, as the record date for determining shareholders entitled to receive notice of and to vote at the meeting. The Company will maintain a list of shareholders entitled to vote at the meeting at the Company's principal executive offices during ordinary business hours for ten days prior to the meeting. Any shareholder may examine the list for any purpose relevant to the meeting during the ten day period. The list will also be available for examination throughout the duration of the meeting.

                    By Order of the Board of Directors,

                    W. MARVIN RUSH
                     Chairman of the Board and
                    Chief Executive Officer

San Antonio, Texas
April 30, 2003

IMPORTANT

        You are cordially invited to attend the Annual Meeting in person. Even if you plan to be present, please mark, sign, date and return the enclosed proxy at your earliest convenience in the envelope provided, which requires no postage if mailed in the United States. If you attend the meeting, you may vote either in person or by your proxy.

RUSH ENTERPRISES, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on July 2, 2003

General Information

        This Proxy Statement and the accompanying proxy are furnished to the shareholders of Rush Enterprises, Inc., a Texas corporation (the "Company" or "Rush"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting" or "Meeting") to be held on July 2, 2003, at 10:00 a.m., Central Time, at the Plaza Club, Frost National Bank Building, 21st Floor, San Antonio, TX 78205, and at any adjournment or postponement thereof, for the purposes set forth in the preceding Notice of Annual Meeting of Shareholders. Properly executed proxies received in time for the Meeting will be voted.

        The securities of the Company entitled to vote at the Annual Meeting consist of shares of Class A common stock, $.01 par value (the "Class A Common Stock") and shares of Class B common stock, $.01 par value (the "Class B Common Stock"). At the close of business on May 3, 2003 (the "Record Date"), there were outstanding and entitled to vote 7,002,044 shares of Class A Common Stock and 7,002,044 shares of Class B Common Stock. The holders of record of Class B Common Stock on the Record Date will be entitled to one vote per share, and the holders of record of Class A Common Stock will be entitled to 1/20th of one vote per share. The Company's Articles of Incorporation do not permit cumulative voting in the election of directors.

        The Annual Report to Shareholders for the year ended December 31, 2002, is being furnished with this Proxy Statement, which is being mailed on or about May 15, 2003, to the holders of record of Common Stock on the Record Date. The Annual Report to Shareholders does not constitute a part of the proxy materials.

Voting and Proxy Procedures

        Properly executed proxies received in time for the Meeting will be voted. Shareholders are urged to specify their choices on the proxy, but if no choice is specified, eligible shares will be voted for the election of the five nominees for director named herein and for ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 2003. At the date of this Proxy Statement, management of the Company does not know of any other matters that are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

        If the enclosed form of proxy is executed and returned, it may nevertheless be revoked by a later-dated proxy or by written notice filed with the Secretary at the Company's executive offices at any time before the enclosed proxy is exercised. Shareholders attending the Annual Meeting may revoke their proxies and vote in person. The Company's executive offices are located at 555 IH 35 South, New Braunfels, Texas 78130 and the Company's mailing address is P.O. Box 34630, San Antonio, Texas 78265-4630.

        The holders of a majority of the shares of Class A Common Stock and Class B common stock, taken together, issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. However, neither the majority of the holders of the Class A Common Stock nor the majority of the holders of the Class B common stock must be present in person or represented by proxy at the Annual Meeting for a quorum to be present. A plurality of the votes cast at the Annual Meeting is required for the election of directors. A majority of the votes cast at the Annual Meeting is required for the ratification of the appointment of Ernst & Young LLP and any other matters as may properly come before the Annual Meeting or any adjournment thereof.

        Abstentions and any unvoted shares in a brokerage account will count for purposes of establishing a quorum, but will not count as votes cast for the election of directors or any other matter and accordingly will have no effect, except as otherwise provided in this Proxy Statement.

        The Company will pay the cost of solicitation of proxies. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation (other than reimbursement of out-of-pocket expenses), by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

OWNERSHIP OF COMMON STOCK

Security Ownership of Principal Shareholders and Management

        The following table sets forth as of April 24, 2003 certain information related to the beneficial ownership of the Company's Common Stock by (1) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of either class of the Company's Common Stock, (2) each of its directors, (3) each executive officer named in the Summary Compensation Table and (4) by all its directors and executive officers as a group. Such persons have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table. The percentage of total voting power is based on 1/20th of one vote for each share of Class A Common Stock and one vote for each share of Class B Common Stock owned by each person.

Beneficial Ownership

	Class A Common Stock		Class B Common Stock
Name and Address(1)					% Total Voting Power(2)
	Shares	%	Shares	%
W. Marvin Rush(3)	2,809,615	36.9	2,809,615	36.9	36.9
PACCAR Inc.(4) (13)	840,800	11.1	930,000	12.2	12.2
Rutabaga Capital Management(5) (13)	742,850	9.8	751,900	9.9	9.9
Dimensional Fund Advisers(6) (13)	409,100	5.4	409,100	5.4	5.4
John D. Rock(7)	82,000	1.1	82,000	1.1	1.1
Ronald J. Krause(7)	80,000	1.1	80,000	1.1	1.1
Harold D. Marshall(8)	65,000	*	65,000	*	*
W. M. "Rusty" Rush(9)	32,250	*	32,250	*	*
Robin Rush(10)	25,995	*	25,995	*	*
David C. Orf(11)	26,482	*	26,482	*	*
Daryl J. Gorup(12)	15,439	*	15,439	*	*
All executive officers and directors as a group (fifteen persons, including the executive officers and directors listed above)	3,523,859	46.3	3,523,904	46.3	46.3

*
Represents less than 1% of the issued and outstanding shares of Common Stock.
(1)
Except as otherwise noted, the street address of the named beneficial owner is 555 IH 35 South, New Braunfels, Texas 78130.
(2)
Based on a total of 14,004,088 shares of Common Stock issued and outstanding on April 10, 2003, plus vested options issuable under the Company's 1997 Non-Employee Director Stock Option Plan, the Company's Long-term Incentive Plan and vested options that are issuable outside of a Company plan.
(3)
Includes 2,001,833 shares of Class A and Class B Common Stock held by 3MR Partners LP, of which W. Marvin Rush is the general partner, and 57,782 each of Class A and Class B shares issuable upon the exercise of options granted pursuant to the Company's Long-term Incentive Plan.
(4)
The address for PACCAR Inc. is 777 106th Avenue NE Bellevue, WA 98004.
(5)
Rutabaga Capital Inc. has sole voting power for 423,250 shares and 299,850 shares of the Class A Common Stock and Class B Common Stock, respectively. The address for Rutabaga Capital Inc. is 64 Broad Street, Third Floor, Boston, MA 02109.
(6)
The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.
(7)
Includes 60,000 shares of Class A and Class B Common Stock to be issued upon the exercise of options granted pursuant to the Company's 1997 Non-Employee Director Stock Option Plan and 20,000 shares of Class A and Class B Common Stock to be issued upon the exercise of options granted outside of any Company plan.
(8)
Includes 40,000 shares of Class A and Class B Common Stock to be issued upon the exercise of options granted pursuant to the Company's 1997 Non-Employee Director Stock Option Plan and 20,000 shares of Class A and Class B Common Stock to be issued upon the exercise of options granted outside of any Company plan.
(9)
Includes 29,209 shares of Class A and Class B Common Stock to be issued upon the exercise of options granted pursuant to the Company's Long-term Incentive Plan.
(10)
Includes 19,512 shares of Class A and Class B Common Stock to be issued upon the exercise of options granted pursuant to the Company's Long-term Incentive Plan.
(11)
Includes 26,482 shares of Class A and Class B Common Stock to be issued upon the exercise of options granted pursuant to the Company's Long-term Incentive Plan.

(12)
Includes 14,167 shares of Class A and Class B Common Stock to be issued upon the exercise of options granted pursuant to the Company's Long-term Incentive Plan.
(13)
Based solely on information contained in Form 4, Schedules 13D and 13G filed with the Securities and Exchange Commission.

MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

        Five directors (constituting the entire Board) are to be elected at the Annual Meeting. All of the nominees named below are now directors of the Company. All nominees have consented to be named and have indicated their intent to serve if elected.

Name	Age	Positions and Offices with the Company	Served as a Director Since
W. Marvin Rush	64	Chairman of the Board, Chief Executive Officer and Director	1965
W. M. "Rusty" Rush	44	President, Chief Operating Officer and Director	1996
Ronald J. Krause	75	Director	1996
John D. Rock	67	Director	1997
Harold D. Marshall	67	Director	1999

        Biographical information on the nominees is set forth below under "Further Information—Board of Directors, Executive Officers and Nominees for Board of Directors."

        The persons named in the enclosed proxy intend to vote the proxy for the election of the nominees. Management of the Company does not contemplate that any of the nominees will become unavailable for any reason, but if that occurs before the meeting, proxies that do not withhold authority to vote for directors will be voted for another nominee, or other nominees, in accordance with the best judgment of the person or persons appointed to vote the proxy.

        The enclosed form of proxy provides a means for the holders of Class A Common Stock and Class B Common Stock to vote for each of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all nominees. Each properly executed proxy received in time for the Meeting will be voted as specified therein, or if a shareholder does not specify in his or her executed proxy how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominees listed therein or for other nominees as provided above. The director nominees receiving a plurality of the votes at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as votes for or against any particular director nominee and will not affect the outcome of the election.

Committees of the Board of Directors

        The business of the Company is managed under the direction of its Board of Directors. The Audit Committee, the Compensation Committee and the Nominating Committee are the three standing committees of the Company's Board of Directors. The Nominating Committee was formed in March 2003 and consists of the three non-employee directors.

        The Audit Committee recommends the selection of and confers with the Company's independent accountants regarding the scope and adequacy of annual audits, reviews reports from the independent accountants and meets with the independent accountants and with the Company's financial personnel to review the adequacy of the Company's accounting principles, financial controls and policies. The Audit Committee operates pursuant to a charter, a copy of which was attached to the proxy statement for the 2001 annual meeting of shareholders. In 2002, the Audit Committee consisted of the following non-employee directors: Ronald J. Krause, John D. Rock, and Harold D. Marshall. For more information regarding the Audit Committee, see the Audit Committee Report on page 15.

        The Compensation Committee reviews the Company's compensation philosophy and programs, exercises authority with respect to the payment of direct salaries and incentive compensation to directors and officers of the Company and administers the Company's Long-Term Incentive Plan (the "Incentive Plan"). In 2002, the following non-employee directors constituted the Company's Compensation Committee: Ronald J. Krause, John D. Rock, and Harold D. Marshall.

Meetings of the Board of Directors

        During 2002, the Board of Directors met six times. The Compensation Committee met one time during 2002 and the Audit Committee met four times during 2002. Each of the directors of the Company attended at least 75% of the aggregate of the meetings of the Board of Directors and committees of which he was a member.

Compensation of Directors

        In 1997, the Company adopted and the shareholders approved the 1997 Non-Employee Director Stock Option Plan (the "Plan"). Pursuant to the Plan, each person who is elected or re-elected as a non-employee director receives an option to purchase 20,000 shares of the Company's common stock as of the date such director is elected or re-elected as a director of the Company, if such election takes place at an annual meeting of shareholders, or as of the date of the first annual meeting of shareholders subsequent to such director's election, if such election does not occur at an annual meeting of shareholders. The aggregate number of shares with respect to which options may be granted under the Plan shall not, in any event, exceed 600,000 shares of Class A Common Stock or 600,000 shares of Class B Common Stock. Each option is granted at the closing price of the Common Stock as reported by The Nasdaq Stock Market on the date of grant and fully vests on the date of grant.

        For fiscal 2002, each non-employee member of the Board of Directors received options pursuant to the terms of the Plan, $1,500 per day for each day in which a director renders services on behalf of the Company and reimbursement for travel expenses to and from the meetings.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
OF THE INDIVIDUALS NOMINATED FOR ELECTION AS DIRECTORS

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Ernst & Young LLP ("E&Y") to serve as independent public accountants of the Company for the fiscal year ending December 31, 2003. Although shareholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the shareholders of the Company for ratification at the Annual Meeting. E&Y, through the process of re-auditing the Company's 2000 and 2001 consolidated financial statements, has served as independent public accountants of the Company with respect to the Company's consolidated financial statements for the years ended December 31, 2000, 2001, and 2002, and is considered by management of the Company to be well qualified. If the shareholders do not ratify the appointment of E&Y, the Board of Directors may reconsider the appointment.

        Representatives of E&Y will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

        In April 2002, the Board of Directors, upon recommendation of its Audit Committee, dismissed the Company's former independent accountants, Arthur Andersen LLP ("AA"). AA's reports on the Company's consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the year ended December 31, 2001 and the subsequent interim period preceding their dismissal, there were no disagreements with AA on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to AA's satisfaction, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Company's consolidated financial statements for such years and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        Assuming the presence of a quorum, ratification of the appointment of E&Y requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock entitled to vote in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will not be considered as a vote for or against the proposal and therefore will have no effect on the outcome of the proposal. Proxies will be voted for or against such approval in accordance with specifications marked thereon, and if no specification is made, the proxies will be voted for such approval.

        Ernst & Young's reports on the Company's consolidated financial statements for the years ended December 31, 2001 and 2002 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        During the years ended December 31, 2002 and 2001 and through the date hereof, there were no disagreements with E&Y on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to E&Y's satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company's consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        During the years ended December 31, 2002 and 2001 and through the date hereof, the Company did not consult E&Y with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Independent Auditor's Fees

Audit Fees

        Ernst & Young LLP billed the Company an aggregate of approximately $120,000 in fees for professional services rendered in connection with the audit of the Company's financial statements for the year ended December 31, 2002 and the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during the year ended December 31, 2002. As a result of the Company's decision to discontinue certain operations during 2002 combined with the closing of the Company's predecessor auditors, AA, a "re-audit" of the 2000 and 2001 consolidated financial statements was required. E&Y billed the Company an aggregate of $275,000 in fess for professional services rendered in connection with the audit of the Company's financial statements for the years ended December 31, 2000 and 2001.

Financial Information Systems Design and Implementation Fees

        Ernst & Young LLP did not provide any services related to financial information systems design and implementation during 2002.

All Other Fees

        Ernst & Young LLP did not bill the Company any additional fees for other services rendered to the Company for the year ended December 31, 2002

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL
TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS

INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR
THE FISCAL YEAR ENDING DECEMBER 31, 2003

FURTHER INFORMATION

Board of Directors, Executive Officers and Nominees for Board of Directors

        Set forth below is information with respect to each director, executive officer and nominees for directors of the Company as of March 29, 2002. The executive officers are elected by the Board of Directors and serve at the discretion of the Board.

Name	Age	Position
W. Marvin Rush	64	Chairman of the Board, Chief Executive Officer and Director
W. M. "Rusty" Rush	44	President, Chief Operating Officer and Director
Robin M. Rush	43	President, Executive Vice President, Secretary, Treasurer and Director
J. M. "Spike" Lowe	59	Senior Vice President—Corporate Development
David C. Orf	53	Senior Vice President—Sales and Marketing
Brent Hughes	60	Senior Vice President—Financial Services
Daryl J. Gorup	54	Senior Vice President—Dealership Operations
Martin A. Naegelin, Jr.	39	Senior Vice President—Chief Financial Officer
Ernie Bendele	59	Vice President—Used Trucks
Louis Liles	60	Vice President—Corporate Administration
Ralph West	56	Vice President—Leasing and Rental Operations
John Hiltabiddle	58	Controller
Ronald J. Krause(1)(2)	75	Director
John D. Rock(1)(2)	67	Director
Harold D. Marshall(1)(2)	67	Director

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

        W. Marvin Rush founded the Company in 1965. He served as President from inception until November 1995 when he began his service as Chairman of the Board and Chief Executive Officer. He also served on the Peterbilt dealer council from 1984-1987 and was elected its Chairman in 1987. He was also active on the PacLease Executive Committee from 1989-1992 and was Chairman in 1992. Other honors include the Peterbilt Dealer of the Year in 1986, 1987 and 1988, as well as the Midranger Dealer of the Year in 1989. His highest Peterbilt honor was being named North American Peterbilt Dealer of the Year for the 1993-1994 and the 2000-2001 years.

        W. M. "Rusty" Rush served as Vice President and Executive Vice President of the Company from 1990 until November 1995 when he began his service as President of the Company. He was named the Company's Chief Operating Officer in December 2001 and will replace Robin M. Rush as President of Rush Equipment Centers in June 2003. For several years he has overseen the Company's heavy-duty truck segment. He is now responsible for all operations of the Company.

        Robin M. Rush has been with the Company since 1990, and served as Vice President and general manager of the Company from 1993 until November 1995. He served as Secretary and Treasurer of the Company from October 1995 through March 2003 and as Executive Vice President of the Company

since November 1995. He is presently the President of Rush Equipment Centers, and is responsible for the operations of the Company's construction equipment segment and the Company's retail division. Robin M. Rush is leaving the Company in June of 2003.

        David C. Orf has served as Vice President of Sales and Marketing of the Company since 1993 and in October 1996 Mr. Orf was promoted to Senior Vice President of Sales and Marketing. Mr. Orf was the general manager of the Company's Houston, Texas facilities until January 1996. Prior to joining the Company, Mr. Orf served as the Southeast region manager of Peterbilt Motors Company, a division of PACCAR.

        Daryl J. Gorup has served as Senior Vice President of Dealership Operations of the Company since January 1997. Prior to joining the Company, Mr. Gorup had served for 15 years in various executive positions with Peterbilt Motors Company, including General Sales Manager.

        Martin A. Naegelin, Jr. has served as Vice President and Chief Financial Officer since January 1997. Mr. Naegelin was promoted to Senior Vice President in December 2001 and was named Secretary and Treasurer of the Company and Executive Vice President of Rush Equipment Centers in March 2003. His responsibilities include the Company's corporate administrative functions, its retail finance and insurance operations, its truck-leasing operations and construction equipment operations. Prior to joining the Company, Mr. Naegelin served as Vice President of Investor Relations and Corporate Development of Norwood Promotional Products, Inc. Mr. Naegelin had seven years of public accounting experience prior to joining Norwood in 1993.

        Louis Liles has worked for the Company since December 1995 and has served as vice president of the Company since September 1997. Prior to joining the Company, Mr. Liles was employed for 17 years, most recently serving as the Senior Vice President of Operations, of Kerr Consolidated, Inc., which operated two Peterbilt dealerships and was acquired by the Company in December 1995. In his current capacity, Mr. Liles is responsible for the corporate administration function, which includes human resources and legal oversight.

        Brent Hughes has served as Vice President of Financial Services since 1993 and he became Senior Vice President in September 1997. He is in charge of all secured financing for the Company. Mr. Hughes worked for Associates Commercial Corporation for 22 years, was Branch Manager in New York City, and later in San Antonio, and was Senior Vice President of the Western Region when he left to join the Company in 1992.

        J. M. "Spike" Lowe has worked for the Company since 1968, holding the position of Vice President of the Company since 1994. He was promoted to Senior Vice President in 1999. Currently he is responsible for acquisitions and all open account and unsecured lending for the Company.

        Ernie Bendele has worked for the Company since 1984, serving as a Vice President of the Company since October 1996. Mr. Bendele is responsible for procurement, inventory control and marketing of used trucks nationwide.

        Ralph West has worked for the Company since 1994 and has served as a Vice President of the Company responsible for all leasing and rental operations since that time. Prior to joining the Company, Mr. West had been with Ryder Truck Rentals for 28 years serving in various executive positions, including Vice President during his last 14 years with the company.

        John Hiltabiddle has served as the Controller of the Company since December 1993. Mr. Hiltabiddle served as the Controller of two large automobile dealerships from 1984 until 1989 and from 1989 until he joined the Company in December 1993. Mr. Hiltabiddle had 12 years of public accounting experience prior to 1984.

        Harold D. Marshall has served as a director of the Company since February 1999. Mr. Marshall served as President and Chief Operating Officer of Associates First Capital Corporation ("The Associates") from May 1996 until January 1999, and served as a Director of The Associates. Mr. Marshall joined The Associates in 1961 and organized their Transportation Division in 1974. Mr. Marshall serves as Vice Chairman of the American Trucking Association Foundation Board of

Directors, as a Member of the American Trucking Association Foundation Executive Committee, as Trustee Emeritus of the Hudson Institute, and as a Trustee on the Board of Trustees of the Dallas Museum of Art.

        Ronald J. Krause has served as a director of the Company since June 1996. Mr. Krause served as President of Associates Commercial Corporation from 1976 until 1981 and President and Chief Operating Officer of Associates Corporation of North America from 1981 until 1989. Mr. Krause was Vice Chairman of the Board of Directors of Associates of North America from 1988 until his retirement in 1989.

        John D. Rock has served as a director of the Company since April 1997. Mr. Rock served as a Vice President of General Motors Corporation from 1991 until his retirement from General Motors Corporation after over 36 years of service. While at General Motors Corporation, Mr. Rock held various executive positions in sales, service and marketing. Mr. Rock also served as a member of the Board of Directors of Volvo—GM Heavy Truck Corporation.

        W. M. "Rusty" Rush and Robin M. Rush are brothers and the sons of W. Marvin Rush. There are no other family relationships among the executive officers and directors of the Company.

        All directors of the Company hold office until the next annual meeting of shareholders and the election and qualification of their successors. Each officer of the Company was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his or her successor is appointed or until his or her earlier resignation or removal in accordance with applicable law.

Compensation Committee Report on Executive Compensation

        The Compensation Committee is responsible for making all compensation decisions for the named executives including determining base salary and annual incentive compensation amounts and granting stock options and other stock-based compensation under the Company's Long-Term Incentive Plan (the "Incentive Plan").

  Overall Objectives of the Executive Compensation Program

        The purpose of the Company's compensation plan is to attract, retain and motivate key management employees. It is the philosophy of the Company to pay its executives at levels commensurate with both Company and individual performance. A primary consideration in developing the Company's executive compensation programs is to link the long-term financial interests of executives with those of the Company and its shareholders. The Compensation Committee reviews compensation for comparable organizations in order to establish the Company's total compensation program and determine awards under the Incentive Plan.

        In 2002, the total compensation program for the Company's top executives, approved by the Company's Board of Directors, consisted of a base salary and bonus for each of such executives.

  Base Salary Program

        It is the Company's policy to establish salaries at a level approximating the average of the competitive levels in comparable organizations and to provide annual salary increases reflective of the executive's performance, level of responsibility and position with the Company. In 2002, W. Marvin Rush received a base salary of $765,993.

  Annual Incentive

        Each year, the Compensation Committee evaluates the performance of the Company as a whole, as well as the performance of each individual executive. Factors considered include revenue growth, net profitability and cost control. The Compensation Committee does not utilize formalized mathematical formulas, nor does it assign weightings to these factors. The Compensation Committee, in its sole discretion, determines the amount, if any, of incentive payments to each executive. The Compensation

Committee believes that the Company's growth in revenue and profitability requires subjectivity on the part of the Committee when determining incentive payments. The Compensation Committee believes that specific formulae restrict flexibility. W. Marvin Rush received a $350,000 bonus from the Company for services performed on behalf of the Company during 2002.

Long-Term Incentive Plan

        The Company adopted its Incentive Plan in 1996 prior to its initial public offering, and the shareholders of the Company approved the Incentive Plan at the 1998 Annual Meeting of Shareholders. The Incentive Plan permits the Company to make grants of stock options, restricted stock, performance shares and other awards to employees as part of the Company's overall incentive compensation program. The Incentive Plan is intended to attract, retain and motivate key management personnel and to align the interest of the executives with those of shareholders. The Company establishes overall long-term incentive grant levels by reviewing how many shares comparable organizations reserve for their plans. The company awards individual long-term incentive grants based upon each employee's position in the Company and responsibility level. In 2002, the Company granted W. Marvin Rush options for 50,000 shares of Class B Common Stock under the Incentive Plan.

  Section 162(m)

        Section 162(m) of the Code currently imposes a $1 million limitation on the deductibility of certain compensation paid to each of the Company's five highest paid executives. Excluded from this limitation is compensation that is "performance based." For compensation to be performance based it must meet certain criteria, including being based on predetermined objective standards approved by shareholders. The Company believes that compensation relating to options granted under the Incentive Plan should be excluded from the $1 million limitation calculation. Compensation relating to the Company's incentive compensation awards do not currently qualify for exclusion from the limitation, given the discretion that the Compensation Committee has in establishing the performance goals for such awards. The Compensation Committee believes that maintaining the discretion to evaluate the performance of the Company's management is an important part of its responsibilities and inures to the benefit of the Company's shareholders. However, the Compensation Committee intends to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

  Conclusion

        The Compensation Committee believes these executive compensation policies serve the interests of the shareholders and the Company effectively. The Compensation Committee believes that the various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future successes, thereby enhancing the value of the Company for the shareholders' benefit.

Compensation Committee of the Board of Directors

Harold D. Marshall
Ronald J. Krause
John D. Rock

Audit Committee Report

        Notwithstanding anything to the contrary in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

        The Audit Committee has done the following:

  •
  Reviewed and discussed the audited financial statements with management.

  •
  Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61.

  •
  Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1.

  •
  Considered whether the provision of non-audit services is compatible with maintaining the auditors' independence.

  •
  Discussed with the independent auditors the auditors' independence.

  •
  Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

        The Board of Directors has determined that the members of the Audit Committee are independent, in accordance with the standards established by the NASDAQ National Market. The Audit Committee has adopted a written charter, which was included as an exhibit to the 2001 proxy statement. The Audit Committee met four times in the last fiscal year.

        For the year 2003, the Audit Committee recommended to the Board, and the Board has appointed, Ernst & Young LLP as the independent public accountants for the Company. The Board of Directors' appointment of Ernst & Young LLP as the Company's independent public accountants for the year 2003 is being submitted to the Company's shareholders for ratification.

Audit Committee of the Board of Directors

Harold D. Marshall
Ronald J. Krause
John D. Rock

Executive Compensation

        The following table summarizes all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the years ended December 31, 2000, 2001 and 2002 by the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during 2002 (the "Named Executive Officers").

Summary Compensation Table

		Annual Compensation								Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary			Bonus		Other Annual Compensation(1)			Securities Underlying Options (#)	All Other Compensation(2)
W. Marvin Rush Chairman of the Board and Chief Executive Officer	2002 2001 2000	$ $ $	765,993 702,800 684,166	(3) (4) (6)	$ $ $	350,000 290,000 240,000	$	— 72,000 —	(5)	82,400 79,000 56,000	$ $ $	5,500 5,250 5,250
W.M. "Rusty" Rush President	2002 2001 2000	$ $ $	335,026 262,481 259,292		$ $ $	350,000 150,000 88,000		— — —		43,000 28,400 20,100	$ $ $	5,500 5,250 5,250
Robin M. Rush Executive Vice President	2002 2001 2000	$ $ $	239,371 221,351 215,797		$ $ $	150,000 75,000 66,000		— — —		25,000 21,600 15,300	$ $ $	5,500 5,250 5,250
David C. Orf Senior Vice President	2002 2001 2000	$ $ $	217,362 206,181 185,181		$ $ $	105,000 137,500 87,500		— — —		18,000 14,000 9,500	$ $ $	5,500 5,250 5,250
Daryl J. Gorup Senior Vice President	2002 2001 2000	$ $ $	215,047 206,247 201 847		$ $ $	100,000 77,500 61,000		— — —		18,000 14,000 9,000	$ $ $	5,500 2,625 2,625

(1)
Consists of prerequisites which aggregate less than the lesser of $50,000 or 10% of the salary and bonus for the Named Executive Officer, unless otherwise noted.
(2)
Consists of matching contributions to the Company's 401(k) plan.
(3)
Of such amount, $119,696 represents amounts paid with respect to salary and benefits of employees of the Company performing personal services exclusively for Mr. Rush.
(4)
Of such amount, $114,702 represents amounts paid with respect to salary and benefits of employees of the Company performing personal services exclusively for Mr. Rush.
(5)
Consist of personal use of the Company's corporate aircraft paid for by the Company.
(6)
Of such amount, $109,903 represents amounts paid with respect to salary and benefits of employees of the Company performing personal services exclusively for Mr. Rush.

Stock Option Grants in Fiscal 2002

        The following table provides certain information related to options granted by the Company to the Named Executive Officers during fiscal 2002.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Individual Grants
		% of Total Options Granted to Employees ins Fiscal 2001
Name	Number of Securities Underlying Options Granted (#)		Exercise or Base Price ($/Sh)	Expiration Date
					5% ($)	10% ($)
W. Marvin Rush	82,400	16.48	3.53	3/15/12	182,668	462,918
W. M. "Rusty" Rush	43,000	8.60	3.53	3/15/12	95,324	241,572
Robin M. Rush	25,000	5.00	3.53	3/15/12	55,422	140,448
David C. Orf	18,000	3.60	3.53	3/15/12	39,904	101,122
Daryl J. Gorup	18,000	3.60	3.53	3/15/12	39,904	101,122

(1)
The potential realizable value is calculated based on the term of the option and is calculated by assuming that the fair market value of the Class A Common Stock or the Class B Common Stock on the date of the grant as determined by the Board appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the Class A Common Stock or Class B common Stock received therefor is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are derived from the rules of the Commission and do not reflect the Company's estimate of future stock price appreciation. The actual value realized might be greater than or less than the potential realizable values set forth in the table. The number of securities underlying options granted and the exercise price has been adjusted to reflect the Company's stock reclassification and dividend on July 9, 2002.

Aggregated Option Exercises in Fiscal 2002 and Fiscal Year-End Option Values

        The following table provides information related to Class A Common Stock options exercised by the Named Executive Officers of the Company during fiscal 2002 and the number and value of options held at fiscal year end.

			Number of Securities Underlying Unexercised Options at FY-End(#)		Value of Unexercised In- the-Money Options at FY-End ($)(1)
Name	Shares Acquired Upon Option Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
W. Marvin Rush	0	0	57,782	103,988	1,865	75,528
W. M. "Rusty" Rush	0	0	29,209	44,068	669	28,320
David C. Orf	0	0	26,482	20,575	316	13,654
Robin M. Rush	0	0	19,512	29,668	509	20,866
Daryl J. Gorup	0	0	14,167	20,334	300	13,620

(1)
On December 31, 2002, the closing price of the Company's Class A Common Stock was $3.70.

        The following table provides information related to Class B Common Stock options exercised by the Named Executive Officers of the Company during fiscal 2002 and the number and value of options held at fiscal year end.

			Number of Securities Underlying Unexercised Options at FY-End(#)		Value of Unexercised In- the-Money Options at FY-End ($)(1)
Name	Shares Acquired Upon Option Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
W. Marvin Rush	0	0	57,782	103,988	1,399	70,559
W. M. "Rusty" Rush	0	0	29,209	44,068	502	26,200
David C. Orf	0	0	26,482	20,575	237	12,695
Robin M. Rush	0	0	19,512	29,668	382	19,446
Daryl J. Gorup	0	0	14,167	20,334	225	12,670

(1)
On December 31, 2002, the closing price of the Company's Class B Common Stock was $3.65.

Equity Compensation Plan Information

Class A Common Stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options as of December 31, 2002 (a)	Weighted-average exercise price of outstanding options as of December 31, 2002 (b)	Number of securities remaining available for issuance under equity compensation plans as of December 31, 2002 (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,065,115	$7.98	1,614,885
Equity compensation plans not approved by security holders(1)	160,000	5.41	—

Total	1,225,115	$7.64	1,614,885

(1)
Includes one time options granted to certain employees and directors outside any Company plan.

Class B Common Stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options as of December 31, 2002 (a)	Weighted-average exercise price of outstanding options as of December 31, 2002 (b)	Number of securities remaining available for issuance under equity compensation plans as of December 31, 2002 (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,065,115	$7.98	14,885
Equity compensation plans not approved by security holders(1)	160,000	5.41	—

Total	1,225,115	$7.64	14,885

(1)
Includes one time options granted to certain employees and directors outside any Company plan.

Employee Benefit Plans

  Incentive Plan

        In April 1996, prior to the initial public offering of the Company's common stock, the Board of Directors and shareholders adopted the Incentive Plan. The shareholders of the Company approved the Incentive Plan at the 1998 Annual Meeting of Shareholders

  401(k) Plan and Other Employee Benefits

        The Company has a defined contribution pension plan (the Rush Plan) which is available to all Company employees and the employees of certain affiliates. On June 30th and December 31st of every year, any employee who has completed one year of continuous service is entitled to enter the Rush Plan. Employees who choose to participate may contribute from 1 percent to 15 percent of their total gross compensation (up to a maximum dollar amount established in accordance with Section 401(k) of the Internal Revenue Code of 1986, as amended). The Company, at is discretion, matches an amount equal to 25 percent of the employees' contributions for those employees with less than five years of service and an amount equal to 50 percent of the employees' contributions for those employees with more than 5 years of service. The aggregate amount of the Company's contributions for 2002 under these plans was $1.5 million of which amount $5,500 was for the account of W. Marvin Rush.

Employment Agreements and Change-of-Control Arrangements

        The Company has employment agreements with W. Marvin Rush, W. M. "Rusty" Rush and Robin M. Rush that have four-year terms, subject to automatic extension for an additional year on the anniversary of each agreement. These employment agreements are subject to early termination as provided therein, including termination by the Company for "cause" (as defined in the employment agreements) or termination by W. Marvin Rush, W. M. "Rusty" Rush or Robin M. Rush, as applicable, for "good reason" (as defined in the employment agreements). The employment agreements provide for minimum annual base salaries as follows: W. Marvin Rush—$525,000, W. M. "Rusty" Rush—$150,000 and Robin M. Rush—$108,000. In 2002, W.M. "Rusty" Rush and Robin M. Rush received a base salary of $335,026 and $239,371, respectively. The employment agreements also provide for bonuses at the discretion of the Compensation Committee of the Board.

        The departure packages included in the employment agreements with W. Marvin Rush, W. M. "Rusty" Rush and Robin M. Rush provide that if the Company terminates their employment without cause (including the Company's election to not extend the employment agreements at any renewal date) or within two years of a change in control, or if they resign their employment for "good reason" (as defined in the employment agreements), they will be entitled to receive, at their election, either a lump-sum payment in the amount equal to their base salary for the unexpired term of their agreements or continuation of their base salary and benefits through the unexpired term of their agreements. A change of control is deemed to have occurred if (i) more than 30% of the combined voting power of the Company's then outstanding securities is acquired, directly or indirectly, or (ii) at any time during the 24-month period after a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, at least a majority of the Company's Board of Directors shall cease to consist of "continuing directors" (meaning directors of the Company who either were directors prior to such transaction or who subsequently became directors and whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to such transaction), or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement of sale or disposition by the Company of all of the Company's assets.

        The Company has also entered into employment agreements with David C. Orf and Daryl Gorup, which provide for minimum annual base salaries as follows: David C. Orf—$129,000, and Daryl Gorup—$180,000. In 2002, Mr. Orf and Mr. Gorup received a base salary of $217,362 and $215,047, respectively. The employment agreements also provide for incentive bonuses at the discretion of the Compensation Committee of the Company. The employment agreements are terminable by the Company upon 12 months' prior written notice or, in lieu thereof, immediately terminable upon the payment to the employee of 12 months of his then effective base salary and an amount equal to a percentage of the bonus received by the employee during the preceding year, with such percentage determined according to the number of years of service of the employee.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee during 2001 were John D. Rock, Ronald J. Krause and Harold D. Marshall.

Performance Graph

        The Company's equity securities have been traded publicly since June 6, 1996. Prior to such date, there was no established market for the Company's equity securities. On July 9, 2002, the shareholders of the Company approved amendments to the Company's Articles of Incorporation effecting a reverse stock split and the issuance of a new class of securities. The amendments resulted in the reclassification of the company's previously existing common stock as Class B Common Stock and the issuance of the Class A Common Stock to the Company's existing shareholders. The following Performance Graph compares the Company's cumulative total shareholder return on its Common Stock from December 31, 1997, through December 31, 2002 to the Standard Poor's 500 Stock Index and to a Peer Group of other public companies over the same period. Subsequent to July 9, 2002, the date the previously discussed amendment took effect, the Company has added the share prices of its Class A Common Stock and Class B Common Stock together in calculating its cumulative total return. The Peer Group is comprised of the following companies: Holiday RV Superstores, Inc., Lithia Motors, Inc., Paccar, Inc., Travis Boats & Motors, Inc., United Auto Group, Inc. and Werner Enterprises, Inc.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG RUSH ENTERPRISES, INC., THE S & P 500 INDEX
AND A PEER GROUP

*
$100 invested on 12/31/97 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

        The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A and 14C under the Exchange Act or to the liabilities of Section 18 under the Exchange Act.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires that the Company's directors, executive officers and persons who own more than 10 percent of a registered class of the Company's equity securities file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10 percent shareholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of the Section 16(a) reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) reports applicable to the Company's directors, executive officers and greater than 10 percent beneficial owners were filed on a timely basis except for the following:

  •
  In March 2003, J. M. "Spike" Lowe learned that his portfolio manager had sold 45 shares of the Company's Class A Common Stock for his account in November 2002, without his prior knowledge. Since Mr. Lowe was unaware of these transactions, the Form 4 reporting the sale was filed late.

CERTAIN TRANSACTIONS

        Under Article 21.14 of the Texas Insurance Code ("TIC"), every officer, director and shareholder of a corporation licensed to act as a local recording agent must be individually licensed to act as an insurance agent. An insurance agent is required to be a resident of the State of Texas and pass an examination for a local recording insurance agent's license. W. Marvin Rush, Chairman of the Board and Chief Executive Officer of the Company, is licensed to act as an insurance agent in the State of Texas and is therefore qualified to act as the shareholder, director and officer of Associated Acceptance, Inc. ("AA"), the corporation currently affiliated with the Company that is licensed to act as a local recording agent. The Company has acquired as a wholly owned subsidiary, a managing general agent (the "MGA") licensed under Article 21.07-3 of the TIC to manage all of the operations of AA. In addition to managing AA, the MGA is qualified to receive any and all commission income that is otherwise payable to AA. The MGA, Mr. Rush and AA have entered into agreements pursuant to which (i) the MGA manages all operations of AA, (ii) all of the income of AA is paid to MGA, (iii) the Company transfers such funds to AA as are necessary for its operation, and (iv) Mr. Rush has granted the MGA the right to transfer legal ownership of the shares of capital stock of AA at any time to anyone designated by MGA. Mr. Rush continues to own all of the outstanding stock of AA, subject to his agreements with MGA prohibiting the transfer of such capital stock.

        Pursuant to the terms of an agreement between the Company and General Motors Acceptance Corporation ("GMAC"), the Company may deposit with GMAC, as overnight funds, an amount no greater than 15.0% of the Company's wholesale floor plan financing debt to GMAC. The Company has a policy whereby if the Company is unable to deposit with GMAC the full amount for which it is eligible, the executive officers and directors of the Company may loan funds to the Company, which then deposits such funds with GMAC. The Company receives interest from GMAC, and pays to such officer or director interest on the funds at the rate the Company receives from GMAC less .25%. During 2002, no executive officer or director lent any money to the Company pursuant to this policy.

PROPOSALS FOR 2004 ANNUAL MEETING

        The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended ("Rule 14a-8"), for inclusion in the Company's proxy statement for its 2004 Annual Meeting of Shareholders is January 1, 2004. After March 30, 2004, notice to the Company of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely, and the person named in proxies solicited by the Board of Directors of the Company for its 2004 Annual Meeting of Shareholders may exercise discretionary authority voting power with respect to any such proposal as to which the Company does not receive timely notice.

OTHER MATTERS

        As of the date of this Proxy Statement, management does not intend to present any other items of business and is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters should come before the Annual Meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their best judgment on such matters.

                    By Order of the Board of Directors,

                    W. MARVIN RUSH
                     Chairman of the Board and
                    Chief Executive Officer

San Antonio, Texas
April 30, 2003

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RUSH ENTERPRISES, INC. NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
IMPORTANT
RUSH ENTERPRISES, INC. PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS
OWNERSHIP OF COMMON STOCK
Beneficial Ownership
MATTERS TO COME BEFORE THE ANNUAL MEETING
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE INDIVIDUALS NOMINATED FOR ELECTION AS DIRECTORS
FURTHER INFORMATION
Summary Compensation Table
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG RUSH ENTERPRISES, INC., THE S & P 500 INDEX AND A PEER GROUP
CERTAIN TRANSACTIONS
PROPOSALS FOR 2004 ANNUAL MEETING
OTHER MATTERS